Filed Pursuant to Rule 433

Registration Nos. 333-226529

**PXG DETAILS** $1.12bln+ Capital One Prime Auto Receivables Trust 2019-1

Joint Leads: J.P. Morgan (struc), Barclays, Credit Suisse

Co-Managers: Capital One Securities, RBC, Wells Fargo, Williams

TOTAL OFFERED
CL	SZ($MM)	SZ($MM)	WAL	S&P/MDY/F	SPREAD		YLD%	CPN%	$PX
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A-1	238.000	226.100	0.27	A-1+/P-1/F1+	IntL	-2	2.50668	2.50668	100.00000
A-2	410.000	389.500	1.08	AAA/Aaa/AAA	EDSF	+15	2.60200	2.58000	99.99154
A-3	410.000	389.500	2.40	AAA/Aaa/AAA	IntS	+25	2.53200	2.51000	99.97974
A-4	124.620	118.389	3.55	AAA/Aaa/AAA	IntS	+35	2.58200	2.56000	99.97220
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Expected Settle : 05/30/2019 Registration : SEC Registered

First Pay Date : 06/17/2019 ERISA Eligible : Yes

Expected Ratings : S&P, Moody’s, Fitch Min Denoms : $1k x $1k

Ticker : COPAR 2019-1 Pxing Speed : 1.3 ABS to 10% Call

Expected Pricing : PRICED Bill & Deliver : J.P. Morgan

ABS-15G Filing : 05/13/2019

CUSIPs A-1 : 14042WAA8                Available Information:

A-2 : 14042WAB6                              * Preliminary Prospectus: Attached

A-3 : 14042WAC4                              * Ratings FWP: Attached

A-4 : 14042WAD2                              * IntexNet/CDI: Separate Message

                                                              * DealRoadshow.com: COPAR191

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800)-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.